Paul D. Duke Resigns From Mesa's Board of Directors

LAKEWOOD, Colo., July 8 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today announced that Paul D. Duke, citing health reasons, has resigned as a member of the Company's Board of Directors, effectively immediately.

"Paul's experience and insight have been extremely helpful to me and the whole management team at Mesa," said John J. Sullivan, President and CEO.  "Paul managed Mesa's Medical product line from its infancy until 2002 when he retired from the Company as an active employee.  Mesa's position as a key quality control supplier to the worldwide dialysis industry is largely due to the effort that Paul put into building the Medical product line and Mesa's brand in the marketplace.  I would like to thank Paul for his many years of service, not only to Mesa, but to the whole dialysis industry."

"Paul has been a key part of Mesa's success since cofounding the company with me in 1982," said Luke R. Schmieder, Chairman.  "Paul was a trusted colleague and friend who helped build Mesa into the company it is today.  Though he leaves as a member of our Board, Paul will always have a special place in the history of Mesa."

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company's actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form-10K for the year ended March 31, 2010 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

CONTACT:  John J. Sullivan, Ph.D., President and CEO, or Steven W. Peterson, CFO, both of Mesa Laboratories, Inc., +1-303-987-8000